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                                                                       EXHIBIT 2

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                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                           AMERICAN HEALTHWAYS, INC.,

                           C-STEPS ACQUISITION COMPANY

                                       AND

                               CARESTEPS.COM, INC.

                           DATED AS OF APRIL 30, 2001



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                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (the "Agreement"), is dated as of the 30th day of April, 2001, by and among AMERICAN HEALTHWAYS, INC., a Delaware corporation ("American Healthways"), C-STEPS ACQUISITION COMPANY, a newly formed Delaware corporation and wholly owned subsidiary of American Healthways ("Merger Sub"), and CARESTEPS.COM, INC., a Delaware corporation ("CareSteps").

                                    RECITALS

         A. The Boards of Directors of American Healthways and CareSteps each have determined that a business combination between American Healthways and CareSteps is in the best interests of their respective companies and shareholders and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein.

         B. American Healthways, Merger Sub and CareSteps desire to make certain representations, warranties and agreements in connection with the merger.

         NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1.

                                   THE MERGER

         1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into CareSteps in accordance with this Agreement and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). CareSteps shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall be a wholly owned subsidiary of American Healthways. The Merger shall have the effects specified in Section 259 of the Delaware General Corporation Law ("DGCL").

         1.2 THE CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Bass, Berry & Sims, 315 Deaderick Street, Suite 2700, Nashville, Tennessee, at 9:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in
Article 7 shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as American Healthways and CareSteps may agree, but in any case, such date shall not be later than June 1, 2001, provided that the conditions set forth in Article 7 shall have been fulfilled or waived in accordance herewith. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

         1.3 EFFECTIVE TIME. If all the conditions to the Merger set forth in
Article 7 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 8, the parties hereto shall cause a certificate of merger meeting the requirements of the relevant provisions of the DGCL to be properly executed and filed in accordance with such provisions on the Closing Date. The merger shall become effective at the time of filing of the certificate of merger or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time"). Each of the parties will use its best efforts to cause the Merger to be consummated as soon as practicable following the fulfillment or waiver of the conditions in Article 7.



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                                   ARTICLE 2.

                     CERTIFCATE OF INCORPORATION AND BYLAWS
         AND OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

         2.1 ARTICLES OF INCORPORATION. The Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with applicable law.

         2.2 BYLAWS. The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

         2.3 DIRECTORS. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time.

         2.4 OFFICERS. The officers of the Surviving Corporation as of the Effective Time shall be the officers listed on EXHIBIT A hereto.

                                   ARTICLE 3.

             EXCHANGE AND CONVERSION OF STOCK OF CONSTITUENT PARTIES

         3.1 EXCHANGE AND CONVERSION OF MERGER SUB SHARES. At the Effective Time, the issued and outstanding shares of common stock of Merger Sub shall be converted into a number of shares of common stock, par value $.001 per share, of CareSteps ("CareSteps Common Stock"), as the Surviving Corporation, equal to the number of shares of CareSteps Common Stock outstanding immediately prior to the merger, so that there shall be no change in the capitalization of CareSteps as the Surviving Corporation and that all of its outstanding shares shall be owned by American Healthways.

         3.2 EXCHANGE AND CONVERSION OF CARESTEPS SHARES IN THE MERGER. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of CareSteps, each issued and outstanding share of CareSteps Common Stock shall, subject to Section 3.3(d) hereof, be converted into, and become exchangeable for, the right to receive the number of shares of validly issued, fully paid and nonassessable common stock, par value $.001 per share, of American Healthways ("American Healthways Common Stock") equal to the Conversion Ratio set forth on EXHIBIT B hereto (the "Merger Consideration").

         3.3 EXCHANGE OF CARESTEPS CAPITAL STOCK CERTIFICATES.

                  (a) On or prior to the Closing Date, American Healthways shall instruct an exchange agent appointed by it (the "Exchange Agent") to make available the certificates representing shares of American Healthways Common Stock required to effect the exchange referred to in Section 3.3(b). American Healthways shall also make available to the Exchange Agent the cash required to make the cash payments in lieu of fractional shares referred to in Section 3.3(d) below. Shares of American Healthways Common Stock into which shares of CareSteps Common Stock shall be converted in the Merger shall be deemed to have been issued at the Effective Time.

                  (b) From and after the Effective Time, each holder of a certificate which immediately prior to the Effective Time represented outstanding shares of CareSteps Common Stock are perfected under the DGCL, shall be entitled to receive in exchange therefor, upon surrender thereof to the Exchange Agent, a certificate or certificates representing the number of whole shares of American Healthways Common Stock into which such holder's shares of CareSteps Common Stock were converted pursuant to Section 3.2 and cash in lieu of any fractional shares of such American Healthways Common Stock pursuant to




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Section 3.3(d). From and after the Effective Time, American Healthways shall be entitled to treat the certificates which immediately prior to the Effective Time represented shares of CareSteps Common Stock and which have not yet been surrendered for exchange as evidencing the ownership of the number of full shares of American Healthways Common Stock into which the shares of CareSteps Common Stock represented by such certificates shall have been converted pursuant to Section 3.2, notwithstanding the failure to surrender such certificates. However, notwithstanding any other provision of this Agreement, until holders or transferees of certificates which immediately prior to the Effective Time represented shares of CareSteps Common Stock have surrendered them for exchange as provided herein, no dividends shall be paid with respect to any shares represented by such certificates and no payment for fractional shares shall be made with respect to such shares. Upon surrender of a certificate which immediately prior to the Effective Time represented outstanding shares of CareSteps Common Stock, there shall be paid to the holder of such certificate the amount of any dividends which theretofore became payable, but which were not paid by reason of the foregoing, with respect to the number of whole shares of American Healthways Common Stock represented by the certificate or certificates issued upon such surrender. If any certificate for shares of American Healthways Common Stock is to be issued in a name other than that in which the certificate for shares of CareSteps Common Stock surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for such shares of American Healthways Common Stock in a name other than that of the registered holder of any such certificate surrendered. Certificates for shares of American Healthways Common Stock issued hereunder to the Principal Shareholders (as defined in Section 3.5 hereof) shall bear, in addition to any restrictive legend as shall be required by the federal securities laws, a conspicuous legend to the effect that the shares are subject to legal restrictions against transfer and are held under and subject to the terms and provisions of this Agreement.

                  (c) Immediately after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of CareSteps Common Stock (collectively, the "CareSteps Certificates") (i) a form letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to CareSteps Certificates shall pass, only upon actual delivery of CareSteps Certificates to the Exchange Agent and (ii) instructions for use in effecting the surrender of CareSteps Certificates in exchange for certificates representing shares of American Healthways Common Stock. Upon surrender of CareSteps Certificates to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall require, the holder of such CareSteps Certificates shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of American Healthways Common Stock into which the shares of CareSteps Common Stock represented by CareSteps Certificates so surrendered shall have been exchanged and converted pursuant to the provisions of Section 3.2. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of CareSteps Common Stock for any shares of American Healthways Common Stock or dividends or distributions thereon delivered to a public official pursuant to applicable escheat laws.

                  (d) Notwithstanding any other provision of this Agreement, no certificates or scrip for fractional shares of American Healthways Common Stock shall be issued upon the surrender for exchange of CareSteps Certificates pursuant to this Article 3 in the Merger and no American Healthways Common Stock dividend, stock split or interest shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any other rights of a security holder. In lieu of any such fractional shares, each holder of CareSteps Common Stock who would otherwise have been entitled to a fraction of a share of American Healthways Common Stock upon surrender of



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CareSteps Certificates for exchange pursuant to this Article 3, shall be entitled to receive from the Exchange Agent a cash payment in lieu of such fractional share equal to such fraction multiplied by the Average American Healthways Stock Price (as defined in EXHIBIT B hereto).

                  (e) All shares of CareSteps Common Stock held by American Healthways or CareSteps at the Effective Time (the "Treasury Shares") shall cease to exist, and all certificates representing any Treasury Shares shall, as promptly as practicable thereafter be cancelled, and no cash or shares of capital stock of American Healthways shall be issued in exchange therefor.

         3.4 CARESTEPS OPTIONS. American Healthways shall not assume any stock options or warrants to acquire CareSteps Common Stock outstanding and unexercised as of the Effective Time ("CareSteps Options").

         3.5 RESTRICTIONS ON TRANSFER OF AMERICAN HEALTHWAYS COMMON STOCK. All shares of American Healthways Common Stock issued pursuant to this Agreement shall be subject to such restrictions as are required by the federal securities laws. Shares of American Healthways Common Stock issued pursuant to this Agreement to Jeffrey Rice, M.D., Mark Ridinger, M.D. and Eric Geadelmann (the "Principal Shareholders") may not be voluntarily sold, exchanged, given or otherwise disposed of ("Transferred") during the first three (3) years following the Closing Date, other than as follows: no more than one-third (1/3) of such shares may be Transferred during the second year following the Closing Date, and no more than two-thirds (2/3) of such shares (including any shares previously Transferred) may be Transferred during the third year following the Closing Date. Upon the expiration of the third year following the Closing Date, all remaining shares held by the Principal Shareholders may be Transferred subject only to applicable securities laws. During the three year period following the Closing Date, the restrictions set forth in this subsection shall terminate and be of no further force and effect upon the occurrence of any of the following:

                  (a) the occurrence of a "change of control" (as defined in the Principal Shareholder's employment agreement, which shall be substantially in the form attached hereto as EXHIBIT C (the "Principal Shareholder's Employment Agreement")) of American Healthways;

                  (b) the termination of a Principal Shareholder's employment with American Healthways by American Healthways "without just cause" (as defined in the Principal Shareholder's Employment Agreement) or by the Principal Shareholder with "good reason" (as defined in the Principal Shareholder's Employment Agreement); or

                  (c) the death or "disability" (as defined in the Principal Shareholder's Employment Agreement) of a Principal Shareholder.

         3.6 PIGGYBACK REGISTRATIONS.

                  (a) At any time (i) for the Principal Shareholders, after one
(1) year following the consummation of the Merger or (ii) for all other persons receiving shares of American Healthways Common Stock pursuant to this Agreement, upon consummation of the Merger, whenever American Healthways proposes to register any of its equity securities or securities convertible or exchangeable into or exercisable for its equity securities under the Securities Act of 1933, as amended (the "Securities Act") (other than a registration relating to the American Healthways employee benefit plans, exchange offers by American Healthways or a merger or acquisition of a business or assets by American Healthways including, without limitation, a registration on Form S-4 or Form S-8 or any successor form) (a "Piggyback Registration"), subject to the conditions set forth herein, American Healthways shall give the persons receiving shares of American Healthways Common Stock pursuant to this Agreement listed on EXHIBIT D hereto (the "Piggyback Rights Holders") prompt written notice thereof (but not less than ten (10) days prior to the filing by American Healthways with the



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Securities Exchange Commission (the "Commission") of any registration statement with respect thereto). Such notice (a "Piggyback Notice") shall specify, at a minimum, the number of securities proposed to be registered, the proposed date of filing of such registration statement with the Commission, the proposed method of distribution, the proposed managing underwriter or underwriters (if any and if known), and a good faith estimate by American Healthways of the proposed minimum offering price of such securities. Upon the written request of a Piggyback Rights Holder given within ten (10) days of such Piggyback Rights Holder's receipt of the Piggyback Notice (which written request shall specify the number of Registrable Securities intended to be disposed of by such Piggyback Rights Holder and the intended method of distribution thereof), American Healthways shall include in such registration all shares of American Healthways Common Stock with respect to which American Healthways has received such written requests for inclusion.

                  (b) If, in connection with a Piggyback Registration, any managing underwriter (or, if such Piggyback Registration is not an underwritten offering, a nationally recognized independent underwriter selected by American Healthways) advises American Healthways and the Piggyback Rights Holders who seek to be included in such Piggyback Registration, that, in its opinion, the inclusion of all the securities sought to be included in such Piggyback Registration by American Healthways, any persons who have sought to have shares registered thereunder pursuant to rights to demand (other than pursuant to "piggyback" or other incidental or participation registration rights) such registration (such demand rights being "Other Demand Rights" and such persons being "Other Demanding Sellers") and any other proposed sellers, in each case, if any, would adversely affect the marketability of the securities sought to be sold pursuant thereto, then American Healthways shall include in the registration statement applicable to such Piggyback Registration only such securities as American Healthways, the Other Demanding Sellers and the Piggyback Sellers are so advised by such underwriter can be sold without such an effect (the "Maximum Piggyback Number"), as follows and in the following order of priority:

                           (i) if the Piggyback Registration is an offering on
behalf of American Healthways and not any person exercising Other Demand Rights (whether or not other persons seek to include securities therein pursuant to "piggyback" or other incidental or participatory registration rights) (a "Primary Offering"), then (A) first, such number of securities to be sold by American Healthways as American Healthways, in its reasonable judgment and acting in good faith and in accordance with sound financial practice, shall have determined and (B) second, if the number of securities to be included under clause (A) above is less than the Maximum Piggyback Number, the number of securities sought to be registered by each Piggyback Rights Holder and other proposed seller, pro rata in proportion to the number of securities sought to be registered by all the Piggyback Rights Holders and all other proposed sellers, which, in the aggregate, when added to the number of securities to be registered under clause (A) above, equals the Maximum Piggyback Number; and

                           (ii) if the Piggyback Registration is an offering
other than pursuant to a Primary Offering, then (A) first, such number of securities sought to be registered by each Other Demanding Seller, pro rata in proportion to the number of securities sought to be registered by all such Other Demanding Sellers, and (B) second, if the number of securities to be included under clause (A) above is less than the Maximum Piggyback Number, the number of securities sought to be registered by each Piggyback Rights Holder and other proposed seller, pro rata in proportion to the number of securities sought to be registered by all the Piggyback Rights Holders and all other proposed sellers, which, in the aggregate, when added to the number of securities to be registered under clause (A) above, equals the Maximum Piggyback Number.



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                  (c) If, at any time after giving written notice of its
intention to register any of its securities as set forth in this Section 3.6 and prior to time the registration statement filed in connection with such registration is declared effective, American Healthways shall determine for any reason not to register such securities, American Healthways may, at its election, give written notice of such determination to each Piggyback Rights Holder and thereupon shall be relieved of its obligation to register any securities in connection with such particular withdrawn or abandoned registration.

                  (d) The rights granted pursuant to this Section 3.6 shall terminate and be of no further force and effect on the date on which the Piggyback Rights Holders may sell the shares of American Healthways Common Stock they received pursuant to this Agreement pursuant to the terms of Rule 144(k) of the Securities Act.

                                   ARTICLE 4.

                   REPRESENTATIONS AND WARRANTIES OF CARESTEPS

         Except as set forth in the disclosure letter delivered prior to the execution hereof to American Healthways (the "CareSteps Disclosure Letter"), CareSteps represents and warrants to American Healthways as of the date of this Agreement as follows:

         4.1 EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY. CareSteps and each CareSteps Subsidiary (as hereinafter defined) is a corporation duly incorporated, validly existing and in good standing under the laws of its respective state of incorporation. The CareSteps Disclosure Letter sets forth the name and jurisdiction of organization of each corporation, partnership or other entity of which at least a majority of the voting interest is owned directly or indirectly by CareSteps (a "CareSteps Subsidiary"). CareSteps and the CareSteps Subsidiaries are qualified to do business as foreign corporations and are in good standing under the laws of any state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, results of operations or financial condition of CareSteps (a "CareSteps Material Adverse Effect"); provided, however, that the effects of changes that are generally applicable to (a) the industries and markets in which CareSteps operates or (b) the United States economy shall be excluded from the determination of a CareSteps Material Adverse Effect. CareSteps and each CareSteps Subsidiary has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, except where such failure would not result in a CareSteps Material Adverse Effect. CareSteps has provided to American Healthways complete and correct copies of the Certificate of Incorporation and Bylaws of CareSteps and each CareSteps Subsidiary, each of which is in full force and effect.

         4.2 AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. CareSteps has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. This Agreement has been approved by CareSteps' Board of Directors, and, subject only to the approval of the holders of the CareSteps Common Stock, the consummation by CareSteps of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of CareSteps, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization or other similar laws relating to or affecting creditors' rights and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).



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         4.3 CAPITALIZATION. The authorized capital stock of CareSteps consists of 20,000,000 shares of CareSteps Common Stock, 16,239,372 shares of which are issued and outstanding as of the date of this Agreement, and 5,000,000 shares of preferred stock, par value $.001 per share, of CareSteps (the "CareSteps Preferred Stock"), 100 shares of which (convertible into 632,703 shares of CareSteps Common Stock) are issued and outstanding as of the date of this Agreement. CareSteps has no outstanding capital stock, bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of CareSteps on any matter. All issued and outstanding shares of CareSteps Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except for the CareSteps Options, which consist of 382,750 options and which shall be exercised or cancelled prior to the Closing Date, there are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate CareSteps to issue, transfer or sell any shares of capital stock of CareSteps.

         4.4 SUBSIDIARIES. The CareSteps Disclosure Letter sets forth, as of April 30, 2001, the outstanding capital stock of each CareSteps Subsidiary, all of which are owned of record or beneficially by CareSteps. The CareSteps Disclosure Letter lists all CareSteps Subsidiaries as of the date of this Agreement and indicates for each CareSteps Subsidiary the jurisdiction of incorporation and percentage equity interest of CareSteps in such CareSteps Subsidiary. All of the shares of capital stock of each CareSteps Subsidiary held by CareSteps or by another subsidiary of CareSteps are fully paid and nonassessable, and, except as set forth on the CareSteps Disclosure Letter, all such shares or other equity interests in such CareSteps Subsidiary are owned by CareSteps or a CareSteps Subsidiary free and clear of any claim, lien or encumbrance.

         4.5 PRIOR SALES OF SECURITIES. All offers and sales of CareSteps Common Stock and CareSteps Options prior to the date hereof were at all relevant times exempt from the registration requirements of the Securities Act and were duly registered or the subject of an available exemption from the registration requirements of the applicable state securities or Blue Sky laws, or the relevant statutes of limitations have expired, or civil liability therefor has been eliminated by an offer to rescind.

         4.6 OTHER INTERESTS. Other than the CareSteps Subsidiaries, CareSteps does not own directly or indirectly any interest or investment in any corporation, partnership, joint venture, business, trust or other entity.

         4.7 NO VIOLATION. Neither the execution and delivery by CareSteps of this Agreement nor the consummation by CareSteps of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of CareSteps; (ii) conflict with, result in a breach of any provision of or the modification or termination of, constitute a default under, or result in the creation of imposition of any lien, security interest, charge or encumbrance upon any of the assets of CareSteps or any CareSteps Subsidiary pursuant to any material commitment, lease, contract, or other material agreement or instrument to which CareSteps or any CareSteps Subsidiary is a party; or (iii) violate or result in any material change in CareSteps' rights or obligations under any governmental permit, license or any order, arbitration award, judgment, writ, injunction, decree, statute, rule or regulation applicable to CareSteps or any CareSteps Subsidiary.

         4.8 REGULATORY CONSENTS. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity, is required by or with respect to CareSteps or any CareSteps Subsidiary in connection with the execution and delivery of this Agreement by CareSteps, or the consummation by CareSteps of the transactions contemplated hereby, which the failure to obtain would have a CareSteps Material Adverse Effect except for the filing of the Certificate of Merger with the Delaware Secretary of State.



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         4.9 FINANCIAL STATEMENTS.

                  (a) CareSteps has delivered its unaudited, cash basis income statement and balance sheet for the twelve (12) months ended February 28, 2001. Except as disclosed in the CareSteps Disclosure Letter, this cash basis income statement and the associated cash basis balance sheet reflect all cash receipts and disbursements of CareSteps for the period set forth therein, and as of February 28, 2001 the balance sheet reflects the unrestricted cash balance of CareSteps. As of February 28, 2001 or any subsequent date for which a balance sheet is provided, CareSteps did not have liabilities, contingent or otherwise, whether due or to become due, that are not reflected on the balance sheet of such date, other than any such liability or obligation which have or has been disclosed in this Agreement. The liabilities for all benefits provided under any Plans (as defined in Section 4.12 herein) have been fully disclosed to American Healthways as provided in this Agreement.

                  (b) All liabilities of Seller that individually exceed $1,000 as of February 28, 2001 are disclosed in the CareSteps Disclosure Letter.

         4.10 NO MATERIAL ADVERSE CHANGES. Since February 28, 2001, there has not been (i) any material adverse change in the financial condition, results of operations, business, assets or liabilities (contingent or otherwise, whether due or to become due) of CareSteps or the CareSteps Subsidiaries; (ii) any dividend declared or paid or distribution made on the capital stock of CareSteps; (iii) except as set forth in the CareSteps Disclosure Letter, any incurrence of long term debt by CareSteps or the CareSteps Subsidiaries; (iv) except as set forth in the CareSteps Disclosure Letter, any salary, bonus or compensation increases to any officers, employees or agents of CareSteps or any CareSteps Subsidiary whose compensation exceeds $50,000; (v) except as set forth in the CareSteps Disclosure Letter, any pending or threatened labor disputes or other labor problems against or potentially affecting CareSteps or the CareSteps Subsidiaries; or (vi) except as set forth in the CareSteps Disclosure Letter, any other transaction entered into by CareSteps or any CareSteps Subsidiary, except in the ordinary course of business and consistent with past practice.

         4.11 TAX MATTERS. CareSteps has duly filed all material Taxes and other charges (whether or not shown on any Tax Return) due or claimed to be due from it or from the CareSteps Subsidiaries by federal, foreign, state or local taxing authorities or has set up an adequate reserve for all Taxes payable by CareSteps and the CareSteps Subsidiaries accrued through February 28, 2001. True and correct copies of all Tax Returns relating to federal taxes and state income and sales taxes and other charges for the period from organization through 2000 have been heretofore delivered to American Healthways. Except as set forth in the CareSteps Disclosure Letter, there are no Tax liabilities as of the date of this Agreement. There are no Tax liens (other than liens for current Taxes not yet due) upon any properties or assets of CareSteps or the CareSteps Subsidiary (whether real, personal or mixed, tangible or intangible), and, except as reflected in the financial statements, there are no pending or to CareSteps' Knowledge (as hereinafter defined), threatened audits or examinations relating to, or claims asserted for, Taxes or assessments against CareSteps or any CareSteps Subsidiary, and CareSteps is aware of no substantial basis for any material claims. Neither CareSteps nor any CareSteps Subsidiary has granted or been requested to grant any extension of the limitation period applicable to any claim for Taxes or assessments with respect to Taxes. CareSteps is not a party to any Tax allocation or sharing agreement. CareSteps has no liability for the Taxes of any Affiliated Group under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law other than the Affiliated Group of which CareSteps is the parent company as of the date hereof). CareSteps or a CareSteps Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or shareholder where failure to do so would



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have a CareSteps Material Adverse Effect. For purposes of this Agreement, (i)
"Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (ii) "Tax Return" means any return, report, information return, or other document (including any related or supporting information) filed or required to be filed with any taxing authority in connection with its determination, assessment, collection, administration, or imposition of any Tax. For the purposes of this Agreement, "Knowledge" means, when any statement or representation contained herein is qualified by the phrase "to the Knowledge" of a party hereto or "to [a party's] Knowledge," the party making such statement or representation shall be deemed to have made such statement or representation based on the personal knowledge of each of the officers and directors of such party.

         4.12 EMPLOYEES AND FRINGE BENEFIT PLANS.

                  (a) The CareSteps Disclosure Letter sets forth the names, ages and titles of all members of the Board of Directors and officers of CareSteps and all employees of CareSteps or any CareSteps Subsidiary earning in excess of $50,000 per annum, and the annual rate of compensation (including bonuses) being paid to each such member of the Board of Directors, officer and employee as of the most recent practicable date.

                  (b) The CareSteps Disclosure Letter lists each employment, bonus, deferred compensation, pension, stock option, stock appreciation right, profit-sharing or retirement plan, arrangement or practice, each medical, vacation, retiree medical, severance pay plan, and each other agreement or fringe benefit plan, arrangement or practice, of CareSteps or any CareSteps Subsidiary, which affects one or more of its or their employees, including all "employee benefit plans" as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively, the "Plans"). No Plan is subject to Title IV of ERISA or the minimum funding standards of
Section 412 of the Code.

                  (c) For each Plan which is an "employee benefit plan" under
Section 3(3) of ERISA, CareSteps has delivered to American Healthways the following documents (to the extent such documents are required by ERISA with respect to such Plan): (i) correct and complete copies of the Plan documents and summary plan descriptions, (ii) the most recent determination letter received from the Internal Revenue Service ("IRS"), (iii) the most recent Form 5500 Annual Report and (iv) any related trust agreements, insurance contracts and funding agreements associated with each such Plan.

                  (d) Except as may be required by applicable law, neither CareSteps nor any CareSteps Subsidiary, has any commitment, whether formal or informal and whether legally binding or not, (i) to create any additional such Plan; (ii) to modify or change any such Plan; or (iii) to maintain for any period of time any such Plan. The CareSteps Disclosure Letter contains an accurate and complete description of the funding policies (and commitments, if any) of CareSteps and all CareSteps Subsidiaries with respect to each such existing Plan.

                  (e) CareSteps has no unfunded past service liability in respect of any of its Plans. Neither CareSteps nor any Plan nor to CareSteps' Knowledge any trustee, administrator, fiduciary or sponsor of any Plan has engaged in any prohibited transactions as defined in Section 406 of ERISA or
Section 4975 of the Code for which there is no statutory exemption in Section 408 of ERISA or Section 4975 of the Code or administrative exemption; all filings, reports and descriptions as to such Plans (including Form 5500 Annual Reports, Summary Plan Descriptions, PBGC-1's and Summary Annual Reports) required to have been made or distributed to participants, the IRS, the United

States Department of Labor and other governmental agencies have been made in a timely manner or, to the extent practicable, will be made on or prior to the Closing Date; there is no material litigation, disputed claim, governmental proceeding or investigation pending or to CareSteps' Knowledge threatened with respect to any of such Plans, the related trusts, or to CareSteps' Knowledge any fiduciary, trustee, administrator or sponsor of such Plans; such Plans have been established, maintained and administered in all material respects in accordance with their governing documents and applicable provisions of ERISA and the Code and Treasury Regulations promulgated thereunder. Each Plan which is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS.

                  (f) Except where failure to do so would not have a CareSteps Material Adverse Effect, CareSteps and the CareSteps Subsidiaries have complied in all respects with all applicable federal, state and local laws, rules and regulations relating to employees' employment and/or employment relationships, including, without limitation, wage related laws, anti-discrimination laws, employee safety laws and COBRA (defined herein to mean the requirements of Section 4980B of the Code, Treasury Regulation Section 54.4980B and Part 6 of Subtitle B of Title I of ERISA).

                  (g) The consummation of the transactions contemplated by this Agreement will not (i) result in the payment or series of payments by CareSteps to any employee or other person of an "excess parachute payment" within the meaning of Section 280G of the Code, (ii) entitle any employee or former employee of CareSteps to severance pay, unemployment compensation or any other payment, or (iii) except for employee stock options specified in the CareSteps Disclosure Letter, accelerate the time of payment or vesting of any stock option, stock appreciation right, deferred compensation or other employee benefits under any Plan (including vacation and sick pay).

                  (h) None of the Plans which are "welfare benefit plans," within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a "group health plan" as defined in Section 4980B(g) of the Code and Section 607 of ERISA.

                  (i) Neither CareSteps nor any member of a controlled group with of CareSteps within the meaning of Section 414(b), (c), (m) or (o) of the Code has ever maintained or terminated a pension plan subject to Title IV of ERISA or the minimum funding standards of Section 412 of the Code or has ever contributed to, participated in or withdrawn from a multi-employer plan as defined in Section 4001(a)(3) of Title IV of ERISA, and CareSteps has not incurred and does not have any liability as a result of any partial or complete withdrawal by any employer from such a multi-employer plan as described under Sections 4201, 4203, or 4205 of ERISA.

         4.13 COMPLIANCE WITH APPLICABLE LAWS.

                  (a) CareSteps and the CareSteps Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all governmental entities which are necessary to the operation of the businesses or ownership of the properties of CareSteps and the CareSteps Subsidiaries (the "CareSteps Permits") as now conducted, except where the failure to so hold would not have a CareSteps Material Adverse Effect. CareSteps and the CareSteps Subsidiaries are in compliance with the terms of the CareSteps Permits, except where the failure so to comply would not have a CareSteps Material Adverse Effect. As of the date of this Agreement, except as set forth in the CareSteps Disclosure Letter, to CareSteps' Knowledge, no investigation or review by any governmental entity with respect to CareSteps or any CareSteps Subsidiary is pending or threatened, and CareSteps has no reason to believe that any such investigation or review known to CareSteps will result in a CareSteps Material Adverse Effect. To CareSteps' Knowledge, no condition exists which is reasonably likely to result in any suit, claim, action, proceeding or investigation by any person or governmental entity against CareSteps or any CareSteps Subsidiary which would have a CareSteps Material Adverse Effect.

                  (b) As used in this Agreement, "Environmental Laws" shall mean the Federal Water Pollution Control Act, Resource Conservation and Recovery Act, Safe Drinking Water Act, Toxic Substances Control Act, Clean Air Act and Comprehensive Environmental Response, Compensation and Liability Act and similar federal and state laws. As of the date of this Agreement, CareSteps and the CareSteps Subsidiaries (A) are in compliance in all material respects with any and all applicable Environmental Laws, (B) have received all material permits, licenses or other approvals required under applicable Environmental Laws to conduct their business and (C) are in compliance in all material respects with all terms and conditions of any such permit, license or approval. To CareSteps' Knowledge, no condition exists that could give rise to any suit, claim, action, proceeding or investigation by any person or governmental entity against CareSteps as a result of or in connection with noncompliance with Environmental Laws, except where such noncompliance would not have a CareSteps Material Adverse Effect.

         4.14 LITIGATION. As of the date of this Agreement, except as disclosed in the CareSteps Disclosure Letter, there is no suit, action or proceeding pending or, to the knowledge of CareSteps, threatened against or affecting CareSteps.

         4.15 CORPORATE RECORDS; OTHER INFORMATION. The minute books of CareSteps and the CareSteps Subsidiaries, copies of which have been provided to American Healthways, constitute complete and accurate records of all meetings and actions taken by the boards of directors, committees of the boards of directors and the shareholders thereof. To CareSteps' Knowledge, all documents and other written information as to existing facts relating to CareSteps, the CareSteps Subsidiaries and their respective assets and liabilities which have been provided to American Healthways by CareSteps in connection with this Agreement are true, correct and complete in all material respects except to the extent that any documents or other written information was later specifically supplemented or corrected prior to the date of this Agreement with additional documents or written information that was provided to American Healthways.

         4.16 PROPERTIES. Each of CareSteps and the CareSteps Subsidiaries (i) has good, clear and marketable title to all the properties and assets that are reflected in the February 28, 2001 balance sheet as being owned by CareSteps or one of the CareSteps Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever except (A) statutory liens securing payments not yet due, (B) such imperfections or irregularities of title, claims, liens, charges, security interest or encumbrances as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (ii) is the lessee of all leasehold estates which are reflected in the February 28, 2001 balance sheet as being leased by CareSteps or one of the CareSteps Subsidiaries or leased after the date thereof (except for leases that have expired by their terms or as to which CareSteps or one of the CareSteps Subsidiaries, as applicable, has agreed to terminate since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee, or to CareSteps' Knowledge, the lessor.

         4.17 MATERIAL CONTRACTS. The CareSteps Disclosure Letter sets forth as of the date of this Agreement a list of the following agreements (the "CareSteps Contracts"):

                  (a) each agreement between CareSteps or any CareSteps Subsidiary and any customer accounting for more than 2% of CareSteps' consolidated revenues in the month of March 2001;

                  (b) each agreement of CareSteps or any CareSteps Subsidiary concerning a partnership, joint venture or other business venture with any other person;

                  (c) each agreement limiting the right of CareSteps or any CareSteps Subsidiary to engage in or compete with any person in, any business or geographical area;

                  (d) each agreement or other arrangement of or involving CareSteps or any CareSteps Subsidiary with respect to indebtedness for money borrowed, including letters of credit, guaranties, swaps and similar agreements;

                  (e) each management, consulting, employment, severance or similar agreement; and

                  (f) each agreement not otherwise listed which is material to CareSteps.

Each of the CareSteps Contracts is in full force and effect and is a legal, valid and binding contract or agreement, and there is no default (or any event known to CareSteps which, with the giving of notice or lapse of time or both would be a material default or breach) by CareSteps or any CareSteps Subsidiary or, to the knowledge of CareSteps, any other party, in the timely performance of any obligation to be performed or paid or any other material provision under any such contracts or agreements. There is not pending, nor to CareSteps' Knowledge, threatened any cancellation or termination of any of the CareSteps Contracts.

         4.18 CARESTEPS PROPRIETARY ASSETS.

                  (a) The CareSteps Disclosure Letter sets forth (i) with respect to each Proprietary Asset (as hereinafter defined) owned by CareSteps or any CareSteps Subsidiary and registered with any governmental body or for which any application has been filed with any governmental body, (1) a statement identifying such Proprietary Asset, and (2) the names of the jurisdictions covered by the applicable registration or application; (ii) a statement identifying all other Proprietary Assets owned by CareSteps or any CareSteps Subsidiary; and (iii) a statement identifying each Proprietary Asset licensed to CareSteps or any CareSteps Subsidiary by any person (except for any Proprietary Asset that is licensed to CareSteps or any CareSteps Subsidiary under any third party license generally available to the public at a cost of less than Ten Thousand Dollars ($10,000)), and identifies the license agreement under which such Proprietary Asset is being licensed to CareSteps or CareSteps Subsidiary. All Proprietary Assets used by CareSteps and the CareSteps Subsidiaries are either owned by or licensed to CareSteps or a CareSteps Subsidiary. Except as set forth in the CareSteps Disclosure Letter, CareSteps and the CareSteps Subsidiaries have good and valid title to all of the Proprietary Assets owned by CareSteps and the CareSteps Subsidiaries, free and clear of all liens and other encumbrances, and have a valid right to use all Proprietary Assets identified in the CareSteps Disclosure Letter. Except as set forth in the CareSteps Disclosure Letter, neither CareSteps nor any CareSteps Subsidiary is obligated to make any payment to any person for the use of any Proprietary Asset. Except as set forth in the CareSteps Disclosure Letter, neither CareSteps nor any CareSteps Subsidiary has developed jointly with any other person any Proprietary Assets with respect to which such other person has any rights.

                  (b) CareSteps and the CareSteps Subsidiaries have taken reasonable measures and precautions necessary to protect and maintain the confidentiality and secrecy of all Proprietary Assets owned or licensed by CareSteps or any CareSteps Subsidiary (except Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise maintain and protect the value of all such Proprietary Assets. Except as set forth in the CareSteps Disclosure Letter, neither CareSteps nor any CareSteps Subsidiary has (other than pursuant to license agreements identified in the CareSteps Disclosure Letter) delivered to any person, or permitted the disclosure or delivery to any person of, the source code, or any portion or aspect of the source code, of any Proprietary Asset owned by CareSteps. Neither CareSteps nor any CareSteps Subsidiary has delivered to any person any object code of any Proprietary Asset owned by CareSteps or any CareSteps Subsidiary unless such person entered into a license or other similar agreement with CareSteps or a CareSteps Subsidiary which restricts the use of such object code and retains all ownership rights of such object code in CareSteps and the CareSteps Subsidiaries.

                  (c) To the knowledge of CareSteps, none of the Proprietary Assets owned by CareSteps or any CareSteps Subsidiary (including, without limitation, the medical best practices information used by CareSteps and the CareSteps Subsidiaries) infringes or conflicts with any Proprietary Asset owned by any other person. To the Knowledge of CareSteps, neither CareSteps nor any CareSteps Subsidiary is infringing, misappropriating or making any unlawful use of, and neither CareSteps nor any CareSteps Subsidiary has at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication (in writing or orally) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned by any other person. To the Knowledge of CareSteps, no other person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned by any other person infringes with, any Proprietary Asset owned by CareSteps or any CareSteps Subsidiary.

                  (d) Except as set forth in the CareSteps Disclosure Letter,
(i) each Proprietary Asset owned by CareSteps or any CareSteps Subsidiary conforms in all material respects with all written specifications, documentation, performance standards, representations or statements made or provided to American Healthways, and (ii) there has not been any claim by any customer or other person alleging that any such Proprietary Asset (including each version thereof that has ever been licensed or otherwise made available by CareSteps or any CareSteps Subsidiary to any person) does not conform in all material respects with any written specification, documentation, performance standard, representation or statement made or provided by CareSteps or any CareSteps Subsidiary, and, to the Knowledge of CareSteps, there is no valid basis for any such claim.

                  (e) The Proprietary Assets described in the CareSteps Disclosure Letter constitute all the Proprietary Assets necessary to enable CareSteps and the CareSteps Subsidiaries to conduct their respective businesses in the manner in which such businesses have been and are being conducted. Except as set forth in the CareSteps Disclosure Letter, (i) neither CareSteps nor any CareSteps Subsidiary has licensed any of the Proprietary Assets owned by CareSteps or any CareSteps Subsidiary to any person, and (ii) neither CareSteps nor any CareSteps Subsidiary has entered into any covenant not to compete or other agreement limiting its ability to exploit fully any of the Proprietary Assets owned or licensed by CareSteps or any CareSteps Subsidiary or to transact business in any market or geographic area or with any person.

                  (f) "Proprietary Asset" means any: (i) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (ii) right to use or exploit any of the foregoing.

         4.19 CERTAIN BUSINESS PRACTICES AND REGULATIONS. Neither CareSteps nor any CareSteps Subsidiary nor any of its executive officers, directors, or professional employees has, to the knowledge of CareSteps, (i) made or agreed to make any contribution, payment or gift to any customer, supplier, landlord, political candidate, governmental official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under any law or regulation, (ii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on its books and records for any reason,
(iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state or local public office in violation under any law or regulation, or (iv) engaged in any activity constituting fraud or abuse under laws relating to health care, insurance or the regulation of professional corporations.

         4.20 INSURANCE. All policies and binders of insurance for professional liability, directors and officers, fire, liability, worker's compensation and other customary matters held by or on behalf of CareSteps ("Insurance Policies") have been made available to American Healthways. The Insurance Policies (which term shall include any insurance policy entered into after the date of this Agreement in replacement of an Insurance Policy provided that such replacement policy shall insure against risks and liabilities, and in amounts and under terms and conditions, substantially the same as those provided in such replaced policy or binder) are in full force and effect and CareSteps is not in default with respect to any material provision contained in any Insurance Policy nor, to the Knowledge of CareSteps, has CareSteps failed to give any notice of any claim under any Insurance Policy in due and timely fashion, nor, to the Knowledge of CareSteps, has any coverage for current claims been denied, except where such default or failure (A) as of the date of this Agreement, individually or in the aggregate, could not reasonably be expected to result in a cost to CareSteps in excess of $10,000 and (B) as to any default or failure arising after the date of this Agreement, individually or in the aggregate, could not reasonably be expected to have a CareSteps Material Adverse Effect.

         4.21 ACCOUNTS RECEIVABLE. All accounts receivable of Seller and all rights of Seller to payment for goods or services rendered by Seller have been recorded on the books of Seller and are bona fide and represent amounts validly due.

         4.22 ADMINISTRATION OF EMPLOYEE BENEFIT PLANS. With respect to any employee benefit plans administered by CareSteps, including but not limited to, any such plan for which CareSteps or any CareSteps Subsidiary may provide administrative services, provider contracting and/or utilization review services, to CareSteps' Knowledge, such employee benefit plans have been administered in all material respects in accordance with their terms and the terms of any agreement between the employer and CareSteps and in accordance with ERISA. Neither CareSteps or to the best of CareSteps' Knowledge any "party in interest" or "disqualified person" within the control of CareSteps or any CareSteps Subsidiary has engaged with respect to any employee benefit plan in
(i) a prohibited transaction within the meaning of Section 4975 of the Code or Title I, Part 4, of ERISA, or (ii) any transaction in connection with which CareSteps could be subject to liability or civil penalties assessed pursuant to Sections 409 or 502 (i) of ERISA, in each case which is reasonably likely to have a CareSteps Material Adverse Effect.

         4.23 NO BROKERS. CareSteps has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of CareSteps or American Healthways to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. CareSteps is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

         4.24 AMERICAN HEALTHWAYS STOCK OWNERSHIP. None of CareSteps or, to CareSteps' Knowledge, CareSteps's affiliates own any shares of American Healthways Common Stock or other securities convertible into American Healthways Common Stock.

         4.25 NO PREFERENCES, ETC. Except as set forth in the CareSteps Disclosure Letter, no holders of any capital stock of CareSteps hold any preferential, preemptive, voting or other similar rights or privileges with respect to their shares of CareSteps capital stock.

                                   ARTICLE 5.

      REPRESENTATIONS AND WARRANTIES OF AMERICAN HEALTHWAYS AND MERGER SUB

         Except as set forth in the disclosure letter delivered at or prior to the execution hereof to CareSteps (the "American Healthways Disclosure Letter"), American Healthways and Merger Sub, jointly and severally, represent and warrant to CareSteps as of the date of this Agreement as follows:

         5.1 EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY. Each of American Healthways, Merger Sub and each of American Healthways's "significant subsidiaries" as defined in Rule 1-02 of Regulation S-X promulgated by the Commission ("American Healthways Subsidiaries") is a corporation duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation. Each of American Healthways, Merger Sub, and the American Healthways Subsidiaries is qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, results of operations or financial condition of American Healthways (an "American Healthways Material Adverse Effect"); provided, however, that the effects of changes that are generally applicable to
(a) the industries and markets in which American Healthways operates or (b) the United States economy shall be excluded from the determination of an American Healthways Material Adverse Effect. Each of American Healthways, Merger Sub and the American Healthways Subsidiaries has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. American Healthways and Merger Sub have each previously delivered to CareSteps complete copies of its respective Certificate of Incorporation and Bylaws.

         5.2 AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. Each of American Healthways and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. The consummation by American Healthways and Merger Sub of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of American Healthways and Merger Sub, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

         5.3 CAPITALIZATION. The authorized capital stock of American Healthways consists of 15,000,000 shares of American Healthways Common Stock, 8,518,648 shares of which are issued and outstanding as of April 12, 2001 and 5,000,000 shares of preferred stock, par value $.001 per share ("American Healthways Preferred Stock"), no shares of which are issued and outstanding as of April 12, 2001. All issued and outstanding shares of American Healthways Common Stock and American Healthways Preferred Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

         5.4 LITIGATION. As of the date of this Agreement, there is no suit, action or proceeding pending or, to the knowledge of American Healthways, threatened against or affecting American Healthways that is reasonably likely to

(i) have an American Healthways Material Adverse Effect or (ii) to affect American Healthways' ability to consummate the transactions contemplated hereby.

         5.5 OTHER INTERESTS. As of the date hereof, neither American Healthways nor Merger Sub owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity except as set forth on the American Healthways Disclosure Schedule.

         5.6 NO VIOLATION. Neither the execution and delivery by American Healthways and Merger Sub of this Agreement, nor the consummation by American Healthways and Merger Sub of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of American Healthways or Merger Sub; (ii) conflict with, result in a breach of any provision of or the modification or termination of, constitute a default under, or result in the creation or imposition of any lien, security interest, charge, or encumbrance upon any of the assets of American Healthways or Merger Sub pursuant to any material commitment, lease, contract, or other material agreement or instrument to which American Healthways or Merger Sub is a party; or (iii) violate any order, arbitration award, judgment, writ, injunction, decree, statute, rule, or regulation applicable to American Healthways or Merger Sub.

         5.7 REGULATORY CONSENTS. Except as set forth in the American Healthways Disclosure Letter, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required by or with respect to American Healthways or any American Healthways Subsidiary in connection with the execution and delivery of this Agreement by American Healthways, or the consummation by American Healthways of the transactions contemplated hereby, which the failure to obtain would have a American Healthways Material Adverse Effect.

         5.8 SEC DOCUMENTS. Prior to the date hereof, American Healthways has delivered to CareSteps and to the CareSteps Affiliates copies of American Healthways's Annual Reports on Form 10-K for the year ended August 31, 2000, Quarterly Reports on Form 10-Q for the periods ended November 30, 2000 and February 28, 2001, and proxy materials dated December 19, 2000 (the "American Healthways Reports"). The American Healthways Reports (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and (ii) as of their respective dates, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the American Healthways Reports (including the related notes and schedules) fairly presents the consolidated financial position of American Healthways as of its date and each of the consolidated statements of income, retained earnings and cash flows included in or incorporated by reference into the American Healthways Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows of American Healthways for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect) in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. All material agreements, contracts and other documents required to be filed as exhibits to any of the American Healthways Reports have been so filed. To American Healthways' Knowledge, there are no unasserted claims or liabilities or contingent liabilities that are not disclosed in the American Healthways Reports and that would reasonably be expected to have a American Healthways Material Adverse Effect.

         5.9 ABSENCE OF CERTAIN CHANGES. Except as set forth in the American Healthways Disclosure Letter, since February 28, 2001, there has not been any material adverse change in the financial condition, results of operations, business, assets or liabilities (contingent or otherwise, whether due or to become due), of American Healthways or any American Healthways Subsidiary.

         5.10 NO BROKERS. American Healthways has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of CareSteps or American Healthways to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. American Healthways is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

         5.11 CARESTEPS STOCK OWNERSHIP. As of the date hereof, American Healthways owns 1,181,818 shares of CareSteps Common Stock. Merger Sub does not own any shares of capital stock of CareSteps or other securities convertible into capital stock of CareSteps.

         5.12 AMERICAN HEALTHWAYS COMMON STOCK. The issuance and delivery by American Healthways of shares of American Healthways Common Stock in connection with the Merger and this Agreement have been duly and validly authorized by all necessary corporate action on the part of American Healthways. The shares of American Healthways Common Stock to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and not subject to preemptive rights and will be issued in compliance in all material respects with the registration requirements of applicable federal and state securities laws.

         5.13 MERGER SUB. Since the date of its incorporation, Merger Sub has not, and as of the Effective Time it will not have, (i) conducted any business,
(ii) had assets in excess of $10,000, (iii) incurred liabilities other than an amount not exceeding $10,000 representing fees and disbursements incurred in connection with incorporating and maintaining its corporate existence, and (iv) made any distributions with respect to its stock or other payments except in satisfaction of liabilities referred to in clause (iii) above.

                                   ARTICLE 6.

                                    COVENANTS

         6.1 COVENANTS OF AMERICAN HEALTHWAYS AND CARESTEPS. During the period from the date hereof and continuing until the Effective Time (except as expressly contemplated or permitted hereby, or to the extent that the other parties shall otherwise consent in writing) each of American Healthways and CareSteps covenants with the other that, insofar as the obligations relate to it:

                  (a) Each of American Healthways and CareSteps shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use all reasonable efforts to preserve intact their present business organizations, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business deals with them to the end that their good will and ongoing businesses shall not be impaired in any material respect at the Effective Time.

                  (b) From the date hereof to the Effective Time, each of CareSteps and American Healthways shall allow all designated officers, attorneys, accountants and other representatives of the other access at all reasonable times during regular business hours with reasonable notice to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of CareSteps and American Healthways.

                  (c) Except as and to the extent required by law, each of American Healthways and CareSteps hereby agree not to disclose or use, and each shall cause its representatives not to disclose or use, any confidential information with respect to the other party hereto furnished, or to be furnished, by such other party or their representatives in connection herewith at any time or in any manner other than in connection with its evaluation of the Merger. Except as required by law, and as set forth in this subsection (c), neither CareSteps nor its representatives shall make any public statements regarding the Merger or this Agreement without the prior approval of American Healthways. American Healthways may make such statements, disclosures and filings regarding the Merger or this Agreement as it is advised by its counsel are necessary or appropriate for a public company. Should the Merger not be consummated, all such confidential information, in whatever form, shall be returned to the originator by each party and its representatives.

                  (d) Each of American Healthways and CareSteps, without the prior written consent of the other, shall not take any action which would cause or tend to cause the conditions upon the obligations of the parties hereto to effect the transactions contemplated hereby not to be fulfilled including, without limitation, taking, causing to be taken, or permitting or suffering to be taken or to exist any action, condition or thing which would cause the representations and warranties made by the other herein not to be true and correct as of the Closing Date.

                  (e) From and after the date hereof to and until the Effective Time and thereafter, neither CareSteps nor American Healthways shall knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a)(2)(E) of the Code or enter into any contract, agreement, commitment or arrangement with respect to the foregoing.

                  (f) From and after the date hereof and until the Closing Date, both CareSteps and American Healthways shall act in good faith to conclude the Merger.

         6.2 COVENANTS OF CARESTEPS. CareSteps covenants and agrees that between the date hereof and continuing until the Effective Time (except as expressly contemplated or permitted hereby, or to the extent that American Healthways shall otherwise consent in writing or until this Agreement is terminated as provided in Section 8.5):

                  (a) Prior to the Effective Time, CareSteps agrees (a) that it shall, and shall direct and use its best efforts to cause its directors, officers, employees, specified five percent or greater shareholders, advisors, accountants and attorneys (the "Representatives"), including such Representatives of any of CareSteps' affiliated entities or persons, not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of CareSteps (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this
Section 6.2(a); and (c) that it will notify American Healthways immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it.

                  CareSteps agrees that American Healthways will be entitled to specifically enforce its rights under this Section 6.2(a) to recover damages by reason of any breach of the provisions therein and to exercise all other rights existing in its favor. CareSteps further agrees and acknowledges that money damages may not be an adequate remedy for the breach of such provision and that American Healthways may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief in order to enforce or prevent any violations of this covenant.

                  (b) CareSteps will not and will not permit any CareSteps Subsidiary to, without the prior written consent of American Healthways:

                           (i) change its charter, bylaws or capitalization or
merge, consolidate with or into or, otherwise acquire any interest in any entity;

                           (ii) declare, set aside or pay any cash dividend or
other distribution on or in respect of shares of its capital stock, or redeem, retire or purchase any shares of its capital stock or issue any additional shares or rights or options or agreements to acquire shares of its capital stock;

                           (iii) discharge or satisfy any lien, charge,
encumbrance or indebtedness outside the ordinary course of business, except those required to be discharged or satisfied;

                           (iv) authorize, guarantee or incur indebtedness
aggregating in excess of $100,000;

                           (v) make any capital expenditures or capital
additions or betterments, or commitments therefor, aggregating in excess of $100,000;

                           (vi) loan funds to any person;

                           (vii) institute any material litigation, action or
proceeding before any court or governmental body, or make any material settlement or enter into a material settlement agreement for any litigation, action or proceeding;

                           (viii) sell, lease, mortgage, pledge or subject to
any other encumbrance or otherwise dispose of any of its property or assets, tangible or intangible, other than in the ordinary course of business;

                           (ix) authorize any compensation increases of any kind
whatsoever for any employee, (provided CareSteps shall pay owing or accrued deferred compensation) other than as in the ordinary course of business and consistent with past practice, or adopt or amend any existing employee benefit plan or severance plan or employment agreement;

                           (x) take any action, other than reasonable and usual
actions in the ordinary course of business;

                           (xi) enter into or modify any material contract,
except for customer contracts (including mutual nondisclosure agreements with prospective customers) entered into in the ordinary course of business consistent with past practice; or

                           (xii) enter into any contract, agreement, commitment
or arrangement to do any of the foregoing.

         6.3 COVENANTS OF AMERICAN HEALTHWAYS. (a) American Healthways covenants and agrees that between the date hereof and continuing until the Effective Time (except as expressly contemplated or permitted hereby, or to the extent that CareSteps shall otherwise consent in writing):

                           (i) it shall not amend any of the material terms or
provisions of American Healthways's securities, except for any such amendments which do not affect or which affect equally all shares of American Healthways Common Stock;

                           (ii) it shall not knowingly take any action which
would result in a failure to maintain the trading of American Healthways Common Stock on Nasdaq without causing such stock to be listed for trading on a national securities exchange at or prior to the termination of its trading on Nasdaq;

                           (iii) it shall not undertake any activities to
knowingly manipulate the secondary market price of American Healthways Common Stock with the intent to decrease the number of shares comprising the Merger Consideration to the extent prohibited by Rule 10b-5 of the Exchange Act; provided, however, that such activities shall not include the making by American Healthways, its officers, directors, representatives or affiliates of any disclosures as required of reporting companies under the Exchange Act or as otherwise made by American Healthways, its officers, directors, representatives or affiliates in the ordinary course of business, including without limitations, press releases and disclosures to investment advisers;

                           (iv) it shall not take any action or fail to take any
action which could reasonably be expected to have a American Healthways Material Adverse Effect prior to the Effective Time; and

                           (v) it shall not agree in writing or otherwise to do
any of the foregoing.

                  (b) Except as contemplated by this Agreement, for a period of one year from and after the Effective Time or until such employee benefit plans or arrangements are integrated with American Healthways's employee benefit plans and arrangements, whichever is earlier, American Healthways shall, or shall cause the Surviving Corporation to, provide employee benefit plans and arrangements for the benefit of the employees of the Surviving Corporation and the CareSteps Subsidiaries that are reasonably comparable in the aggregate to the employee benefit plans and arrangements of CareSteps and the CareSteps Subsidiaries as in effect on the date hereof; provided, however, that American Healthways reserves the right to make any changes to such employee benefit plans and arrangements as are necessary to comply with, or respond to changes in, applicable law. The employee benefit plans and arrangements for the benefit of employees of the Surviving Corporation and the CareSteps Subsidiaries, to the extent possible under the terms thereof, shall give full credit for each participant's period of service with CareSteps and the CareSteps Subsidiaries prior to the Effective Time for all purposes for which such service was recognized, and to the extent such service was recognized, under American Healthways' employee benefit plans and arrangements prior to the Effective Time. Nothing contained in this Agreement shall require the continued employment by CareSteps of any employee from and after the Effective Time, or make any employee of CareSteps a third party beneficiary of the provisions of this Agreement.

                                   ARTICLE 7.

                                   CONDITIONS

         7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) No action or proceeding shall have been instituted before a court or other governmental body by any governmental agency or public authority to restrain or prohibit the transactions contemplated by this Agreement or to obtain an amount of damages or other material relief in connection with the execution of the Agreement or the related agreements or the consummation of the Merger; and no governmental agency shall have given notice to any party hereto to the effect that consummation of the transactions contemplated by this Agreement would constitute a violation of any law or that it intends to commence proceedings to restrain consummation of the Merger.

                  (b) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business of American Healthways and CareSteps, taken as a whole, following the Effective Time.

                  (c) American Healthways shall have received from CareSteps copies of all resolutions adopted by the Board of Directors and shareholders of CareSteps in connection with this Agreement and the transactions contemplated hereby. CareSteps shall have received from American Healthways and Merger Sub copies of all resolutions adopted by the Board of Directors and shareholders of each respective company in connection with this Agreement and the transactions contemplated hereby.

         7.2 CONDITIONS TO OBLIGATION OF CARESTEPS TO EFFECT THE MERGER. The obligation of CareSteps to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) American Healthways shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of American Healthways and Merger Sub contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date, and CareSteps shall have received a certificate of the President or the Chief Financial Officer, dated the Closing Date, certifying to such effect.

                  (b) From the date of this Agreement through the Effective Time, there shall not have occurred any adverse change in the financial condition, business or operations of American Healthways, that would have or would be reasonably likely to have a American Healthways Material Adverse Effect.

                  (c) CareSteps shall have received a written opinion, dated as of the Closing Date, from the legal counsel of American Healthways, in form and substance satisfactory to it, as to certain matters agreed upon by legal counsel of American Healthways and CareSteps.

         7.3 CONDITIONS TO OBLIGATION OF AMERICAN HEALTHWAYS AND MERGER SUB TO EFFECT THE MERGER. The obligations of American Healthways and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) CareSteps shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of CareSteps contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date to the same extent as if made on the Closing Date, and American Healthways shall have received a certificate of the Chief Executive Officer of CareSteps, dated the Closing Date, certifying to such effect.

                  (b) From the date of this Agreement through the Effective Time, there shall not have occurred any adverse change in the financial condition, business or operations of CareSteps, that would have or would reasonably be likely to have a CareSteps Material Adverse Effect.

                  (c) American Healthways shall have received a written opinion, dated as of the Closing Date, from the legal counsel of CareSteps, in form and substance satisfactory to it, as to certain matters agreed upon by legal counsel of American Healthways and CareSteps.

                  (d) CareSteps shall have received executed releases from the CareSteps Preferential Right Holders (as hereinafter defined) who hold at least 90% of the CareSteps Preferential Right Holders' shares of CareSteps Common Stock. "CareSteps Preferential Right Holders" means the holders of that certain preferential right granted pursuant to that certain Voting and Stockholders Agreement by and among, CareSteps, eMed Ventures Fund I, Ltd. and certain stockholders of CareSteps.

                  (e) Springboard LP shall have released CareSteps from any and all obligations, liabilities or duties under any consulting, finance or other business arrangement, whether written or oral (including, without limitation, the services and funding agreements evidence by letters dated February 5, 2000 from Springboard, LP);

                  (f) U.S. Patent Application No. 09/393026 shall have been assigned by the Principal Shareholders to CareSteps.

                  (g) CareSteps and the Principal Shareholders shall have terminated and released each other from any and all obligations, liabilities or duties under employment agreements between CareSteps and each Principal Shareholder, and American Healthways shall have received an employment agreement substantially in the form of the Principal Shareholder's Employment Agreements executed by each of the Principal Shareholders.

                  (h) American Healthways shall have received from ninety percent (90%) of the holders of CareSteps Common Stock a letter (a "Letter of Representations") pursuant to which such holder represents and warrants to each other holder and American Healthways as follows:

                           (i) Each such holder will be acquiring shares of
American Healthways Common Stock for investment purposes only, without any intention of distributing or selling such shares in violation of federal, state or other securities laws. If such holder should in the future decide to dispose of any of such shares, such holder understands and agrees that it may do so only in compliance with the terms this Agreement and applicable federal and state securities laws, as then in effect.

                           (ii) Each such holder understands that the shares
will not be registered at the time of their issuance under the federal securities laws for the reason that the issuance of the shares is exempt under the federal securities laws and that the reliance of American Healthways on such exemption is predicated in part on such holder's representations set forth herein. Each holder represents that either (a) it is experienced in evaluating companies such as American Healthways, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment and has the ability to suffer the total loss of its investment or (b) such holder is an "Accredited Investor" within the meaning of Rule 501 of Regulation D under the Securities Act, as presently in effect. Each holder further represents that it has had the opportunity to conduct due diligence on American Healthways, to ask questions of and receive answers from American Healthways concerning the terms and conditions of the offering and to obtain additional information to such holder's satisfaction.

                  (i) All CareSteps Options shall have been exercised or cancelled prior to the Closing Date.

                  (j) All shares of CareSteps Preferred Stock shall have been converted into shares of CareSteps Common Stock prior to the Closing Date.

                                   ARTICLE 8.

                                   TERMINATION

         8.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the shareholders of CareSteps and/or American Healthways, by the mutual consent of American Healthways and CareSteps.

         8.2 TERMINATION BY EITHER AMERICAN HEALTHWAYS OR CARESTEPS. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either American Healthways or CareSteps if a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.2 shall have used all reasonable efforts to remove such injunction, order or decree.

         8.3 TERMINATION BY CARESTEPS. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by the shareholders of CareSteps by action of the Board of Directors of CareSteps, if (a) there has been a breach by American Healthways or Merger Sub of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a American Healthways Material Adverse Effect, or (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of American Healthways, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by CareSteps to American Healthways.

         8.4 TERMINATION BY AMERICAN HEALTHWAYS. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the shareholders of American Healthways by action of the Board of Directors of American Healthways, if (a) there has been a breach by CareSteps of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have an CareSteps Material Adverse Effect, or (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of CareSteps, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by American Healthways to CareSteps.

         8.5 EFFECT OF TERMINATION AND ABANDONMENT. Upon termination of this Agreement pursuant to this Article, except for Sections 4.24, 5.8, 6.1(c) and 10.14, and this Section 8.5, which shall survive termination of this Agreement, this Agreement shall be void and of no other effect, and there shall be no liability by reason of this Agreement or the termination thereof on the part of any party hereto (other than for breach of a covenant contained herein), or on the part of the respective directors, officers, employees, agents or shareholders of any of them.

         8.6 EXTENSION; WAIVER. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 9.

             INDEMNIFICATION; SURVIVAL OF CARESTEPS REPRESENTATIONS
                                 AND WARRANTIES

         9.1 INDEMNITY OBLIGATIONS OF THE CARESTEPS INDEMNIFYING SHAREHOLDERS. Subject to the limitations provided in Section 9.6 below, each of the shareholders of CareSteps who is a party to the Agreement, Acknowledgement and Consent attached to this Agreement (the "CareSteps Indemnifying Shareholders") hereby severally agrees to indemnify and hold American Healthways harmless from, and to reimburse American Healthways for any American Healthways Indemnity Claims (as that term is hereinafter defined) arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term "American Healthways Indemnity Claim" shall mean any and all losses, damages, deficiencies, liabilities, obligations, actions, claims, suits, proceedings, demands, assessments, judgments, recoveries, fees, costs and expenses (including, without limitation, all out-of-pocket expenses, reasonable investigation expenses and reasonable fees and disbursements of accountants and counsel) of any nature whatsoever arising out of, based upon or resulting from
(i) any breach of any representation and warranty of CareSteps which is contained in this Agreement or any Schedule or certificate delivered pursuant hereto; or (ii) any breach or nonfulfillment of, or any failure to perform, any of the covenants, agreements or undertakings of CareSteps which are contained in or made pursuant to the terms and conditions of this Agreement.

         9.2 INDEMNITY OBLIGATIONS OF AMERICAN HEALTHWAYS. Subject to the limitations provided in Section 9.6 below, American Healthways hereby agrees to indemnify and hold each holder of CareSteps Common Stock harmless from, and to reimburse each holder of CareSteps Common Stock for any CareSteps Indemnity Claims (as that term is hereinafter defined) arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term "CareSteps Indemnity Claim" shall mean any and all losses, damages, deficiencies, liabilities, obligations, actions, claims, suits, proceedings, demands, assessments, judgments, recoveries, fees, costs and expenses (including, without limitation, all out-of-pocket expenses, reasonable investigation expenses and reasonable fees and disbursements of accountants and counsel) of any nature whatsoever arising out of, based upon or resulting from
(i) any breach of any representation and warranty of American Healthways which is contained in this Agreement or any Schedule or certificate delivered pursuant hereto; or (ii) any breach or nonfulfillment of, or any failure to perform, any of the covenants, agreements or undertakings of American Healthways which are contained in or made pursuant to the terms and conditions of this Agreement.

         9.3 APPOINTMENT OF REPRESENTATIVE. Each of the CareSteps Indemnifying Shareholders, by executing the Agreement, Acknowledgement and Consent attached to this Agreement, hereby appoints Jeffrey J. Rice, M.D. as such CareSteps Indemnifying Shareholder's exclusive agent to act on such CareSteps Indemnifying Shareholder's behalf with respect to any and all American Healthways Indemnity Claims arising under this Agreement. In such representative capacity, Jeffrey J. Rice, M.D., or any person who shall succeed Jeffrey J. Rice, M.D. in such representative capacity is sometimes referred to in this Agreement as the "Representative." The Representative shall take, and the CareSteps Indemnifying Shareholders agree that the Representative shall take, any and all actions which he believes are necessary or appropriate under this Agreement for and on behalf of the CareSteps Indemnifying Shareholders, as fully as if the CareSteps Indemnifying Shareholders were acting on their own behalf, including, without limitation, defending all American Healthways Indemnity Claims, consenting to, compromising or settling American Healthways Indemnity Claims, conducting negotiations with American Healthways and its representatives regarding such claims, taking any and all other actions specified in or contemplated by this Agreement and engaging counsel, accountants or other representatives in connection with the foregoing matters. American Healthways shall have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon each of the CareSteps Indemnifying Shareholders.

         9.4 NOTIFICATION OF CLAIMS. In the event of the occurrence of an event which any party asserts constitutes either an American Healthways Indemnity Claim or a CareSteps Indemnity Claim (collectively, an "Indemnity Claim"), the asserting party shall provide the indemnifying party (or, in the case of an American Healthways Indemnity Claim, the Representative) with prompt notice of such event and shall otherwise make available to the indemnifying party (or the Representative) all relevant information which is material to the claim and which is in the possession of the asserting party. If such event involved the claim of any third party (a "Third-Party Claim"), the indemnifying party (or the Representative) shall have the right to elect to join in the defense, settlement, adjustment or compromise of any such Third-Party Claim, and to employ counsel to assist the indemnifying party (or the Representative) in connection with the handling of such claim, at the sole expense of the asserting party and no such claim shall be settled, adjusted or compromised, or the defense thereof terminated, without the prior consent of the asserting party (or the Representative) unless and until the asserting party (or the Representative) shall have failed, after the lapse of a reasonable period of time, but in no event more than 30 days after written notice to it of the Third-Party Claim, to join in the defense, settlement, adjustment or compromise of the same. The asserting party's failure give timely notice or to furnish the indemnifying party (or the Representative) with any relevant data and documents in connection with any Third-Party Claim shall not constitute a defense (in part or in whole) to any claim for indemnification by the asserting party, except and only to the extent that such failure shall result in any material prejudice to the indemnifying party. If so desired by the indemnifying party, it may elect, at its sole expense, to assume control of the defense, settlement, adjustment or compromise of any Third-Party Claim, insofar as such claim relates to the liability of the indemnifying party, provided that the indemnifying party shall obtain the consent of the asserting party (or the Representative) before entering into any settlement, adjustment or compromise of such claim, or ceasing to defend against such claim, if as a result thereof, or pursuant thereto, there would be imposed on the asserting party any material liability or obligation not covered by the indemnity obligations of the indemnifying party under this Agreement (including, without limitation, any injunctive relief or other remedy). In connection with any Third-Party Claim, the asserting party, or the indemnifying party (or the Representative) if it assumed the defense of such claim pursuant to the preceding sentence, shall diligently pursue the defense of such Third-Party Claim.

         9.5 DURATION. Except as otherwise provided in this Agreement, all representations, warranties, covenants and agreements of CareSteps and American Healthways contained in or made pursuant to this Agreement, and the right of American Healthways and the holders of CareSteps Common Stock to seek indemnification with respect thereto, shall survive the Closing but, except in respect of any claims for indemnification as to which notice shall have been given prior to the expiration date, shall expire on the one (1) year anniversary of the Closing Date. To be duly given, any such notice shall set forth in reasonable detail the nature of such claim, the provision(s) under this Agreement pursuant to which such claim is being asserted and, to the extent feasible, a reasonable estimate of the anticipated amount of such claim.

         9.6 LIMITATIONS. Notwithstanding anything to the contrary herein, any claim by an asserting party against any indemnifying party under this Agreement shall be payable by the indemnifying party only in the event that the accumulated amount of the claims in respect of such indemnifying party's obligations to indemnify under this Agreement shall exceed the amount of $100,000 in the aggregate (the "Indemnification Threshold"); provided, however, that (i) at such time as the aggregate amount of claims in respect of the indemnity obligations of such party shall exceed the Indemnification Threshold, such party shall thereafter be liable on a dollar-for-dollar basis for the full amount of all claims; (ii) the aggregate amount of American Healthways Indemnity Claims for which indemnification may be sought against each Principal Shareholder hereunder shall not exceed the aggregate amount of consideration received by such Principal Shareholder pursuant to the terms of this Agreement;
(iii) the aggregate amount of CareSteps Indemnity Claims for which indemnification may be sought against American Healthways hereunder shall not exceed the aggregate amount of consideration received by the Principal Shareholders hereunder; and (iv) with respect to any American Healthways Indemnity Claims related to the representations contained in Section 4.9 hereof, the Indemnification Threshold shall be $50,000. A CareSteps Indemnifying Shareholder, at his, her or its sole option, may reimburse American Healthways for any American Healthway Indemnity Claim by tendering shares of American Healthways Common Stock issued to such CareSteps Indemnifying Shareholder pursuant to the terms of this Agreement to American Healthways for redemption. Such tendered shares shall be redeemed by American Healthways at the average closing sale price of a share of American Healthways Common Stock as reported on Nasdaq for the 10 trading days immediately preceding the day on which such shares are tendered; provided, however, that the redemption price of such shares shall not be less than the Average American Healthways Stock Price.

                                  ARTICLE 10.

                             POST-CLOSING COVENANTS

         American Healthways and the Principal Shareholders agree as follows with respect to the period following the Closing Date:

         10.1 GENERAL. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party may reasonably request.

         10.2 COOPERATION ON PREPARATION OF CARESTEPS AUDITED FINANCIAL STATEMENTS. The Principal Shareholders shall cooperate fully, as and to the extent reasonably requested by the American Healthways, in connection with the preparation of audited financial statements of CareSteps after the Closing Date. Such cooperation shall include the retention and (upon American Healthways' request) the provision of records and information which are reasonably relevant to such financial statements and making themselves available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

                                  ARTICLE 11.

                          WAIVER OF PREFERENTIAL RETURN

         American Healthways hereby waives, effective as of the Closing Date, any and all rights to receive from CareSteps a preferential return with respect to the CareSteps Common Stock held by American Healthways prior to Closing.

                                  ARTICLE 12.

                               GENERAL PROVISIONS

         12.1 PUBLICITY. Except as otherwise required by law or the rules of the Nasdaq or the SEC (or as otherwise required by law in the opinion of counsel to such party), as long as this Agreement is in effect, no party shall, or shall permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other parties, which consent shall not be unreasonably withheld.

         12.2 NOTICES. Any notice required to be given hereunder shall be sufficient if in writing, by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

     If to American Healthways or Merger Sub:   If to CareSteps:

     Thomas G. Cigarran                         Jeffrey J. Rice, M.D.
     President                                  Chief Executive Officer
     American Healthways, Inc.                  CareSteps.com, Inc.
     3841 Green Hills Village Drive             125 E. John Carpenter Freeway
     Nashville, Tennessee 37215                 Suite 250
                                                Irving, Texas 75062

     James H. Cheek                             C. Neel Lemon III
     Bass, Berry & Sims PLC                     Baker Botts LLP
     315 Deaderick Street, Suite 2700           2001 Ross Avenue, Suite 700
     Nashville, Tennessee 37238-0002            Dallas, Texas 75201

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

         12.3 ASSIGNMENT, BINDING EFFECT; BENEFIT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

         12.4 ENTIRE AGREEMENT. This Agreement, the Exhibits, the CareSteps Disclosure Letter, the American Healthways Disclosure Letter and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

         12.5 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the shareholders of CareSteps and American Healthways, but after any such



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

shareholder approval, no amendment shall be made which by law requires the further approval of shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         12.6 GOVERNING LAW. The validity of this Agreement, the construction of its terms and the determination of the rights and duties of the parties hereto shall be governed by and construed in accordance with the laws of the United States and those of the State of Tennessee applicable to contracts made and to be performed wholly within such state.

         12.7 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

         12.8 HEADINGS. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

         12.9 INTERPRETATION. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

         12.10 WAIVERS. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

         12.11 INCORPORATION OF EXHIBITS. The CareSteps Disclosure Letter, the American Healthways Disclosure Letter and the Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

         12.12 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         12.13 EXPENSES. Each party to this Agreement shall bear its own expenses in connection with the Merger and the transactions contemplated hereby.

         12.14 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                  [Remainder of page intentionally left blank]




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


         IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

ATTEST:                              AMERICAN HEALTHWAYS, INC.


By: /s/ Annetta Burgess              By: /s/ Thomas G. Cigarran
   -------------------------            ---------------------------------------
                                     Name:    Thomas G. Cigarran
                                     Title:   President


ATTEST:                              C-STEPS ACQUISITION COMPANY


By: /s/ Annetta Burgess              By: /s/ Henry D. Herr
   -------------------------            ---------------------------------------
                                     Name: Henry D. Herr
                                          -------------------------------------
                                     Title: Vice President and Secretary
                                           ------------------------------------


ATTEST:                              CARESTEPS.COM, INC.


By: /s/ Karen S. Gibson              By: /s/ Jeffrey J. Rice
   -------------------------            ---------------------------------------
                                     Name: Jeffrey J. Rice
                                          -------------------------------------
                                     Title: Chief Executive Officer
                                           ------------------------------------

                      AGREEMENT, ACKNOWLEDGMENT AND CONSENT

         The undersigned, being the CareSteps Indemnifying Shareholders, hereby agree to indemnify American Healthways in accordance with, and subject to the conditions of, Article 9 of this Agreement and, in connection therewith, acknowledge and consent to the appointment of Jeffrey J. Rice, M.D. as the Representative pursuant to the provisions thereof.



                                                     /s/ Jeffrey J. Rice, M.D.
                                                     --------------------------
                                                     Jeffrey J. Rice, M.D.



                                                     /s/ Mark Ridinger, M.D.
                                                     --------------------------
                                                     Mark Ridinger, M.D.



                                                     /s/ Eric Geadelmann
                                                     --------------------------
                                                     Eric Geadelmann



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